Exhibit 12.1

NSTAR Electric Company

Computation of Ratio of Earnings to Fixed Charges

Twelve Months Ended June 30, 2007

(in thousands)

Net income from continuing operations	$207,625
Less: equity income from investees	1,100
Plus: distributed income of equity investees	694
Income taxes	130,322
Fixed charges (including securitization certificates)	120,506
Total	$458,047

Interest expense	$112,923
Interest component of rentals (estimated as one-third of rental expense)	7,583
Total	$120,506

Ratio of earnings to fixed charges	3.80

Exhibit 12.2

NSTAR Electric Company

Computation of Ratio of Earnings to Fixed Charges

and Preferred Stock Dividend Requirements

Twelve Months Ended June 30, 2007

(in thousands)

Net income from continuing operations (before preferred stock dividend)	$207,625
Less: equity income from investees	1,100
Plus: distributed income of equity investees	694
Income taxes	130,322
Fixed charges (including securitization certificates)	120,506
Total	$458,047

Interest expense	$112,923
Interest component of rentals (estimated as one-third of rental expense)	7,583
Subtotal	120,506
Preferred stock dividend requirements	3,190
Total	$123,696

Ratio of earnings to fixed charges and preferred stock dividend requirements	3.70